EXHIBIT 23.2
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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 14, 2006, relating to the consolidated financial statements of Polo Ralph Lauren Corporation and subsidiaries (the "Company"), and our report dated June 14, 2006, relating to management's report on the effectiveness of internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company's internal control over financial reporting because of a material weakness with respect to income taxes), appearing in the Annual Report on Form 10-K of Polo Ralph Lauren Corporation and subsidiaries for the year ended April 1, 2006.


/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
New York, New York
March 12, 2007